Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
Hersha Hospitality Trust:

We consent to the incorporation by reference in the registration statements (No. 333-82666, No. 333-113058, No. 333-113061, No. 333-113227) on Form S-3 and (No. 333-122657) on Form S-8 of Hersha Hospitality Trust and subsidiaries of our report dated March 12, 2005, with respect to the consolidated balance sheets of Hersha Hospitality Trust and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for the year then ended and the related 2004 financial statement schedule and, our report dated, April 28, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Hersha Hospitality Trust.

Our report dated March 12, 2005, refers to the Company’s adoption of the provisions of FASB Interpretation No. 46 (R) Consolidation of Variable Interest Entities effective March 31, 2004.

Our report dated April 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Hersha Hospitality Trust and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there were five material weaknesses. There were three material weaknesses in the financial reporting area including a lack of appropriately designed controls over account reconciliations and account analysis preparation, a lack of appropriately designed controls over the review of recurring journal entries and a lack of sufficient levels of appropriately qualified personnel in its financial reporting processes. The fourth material weakness related to a lack of operating effectiveness of internal controls designed to ensure completeness and accuracy of payroll expense. The fifth material weakness related to a lack of operating effectiveness of internal control activities designed to ensure the existence and accuracy of reported revenue amounts.

/s/  KPMG LLP

Harrisburg, Pennsylvania
May 2, 2005